Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC To Acquire maxIT Healthcare

Company Adds Leading Healthcare IT Consulting Firm To Health Solutions Business,

Bolstering Growth Plans In Commercial Healthcare Market

(McLean, Va.) July 17, 2012—Science Applications International Corporation (SAIC) [NYSE: SAI] today announced it has entered into a definitive agreement to acquire maxIT Healthcare Holdings, Inc., a leading healthcare IT (Information Technology) consulting firm based in Westfield, Ind.

maxIT Healthcare, the largest private independent healthcare IT consulting company in North America, provides a comprehensive range of healthcare IT services and solutions primarily to commercial hospital groups and other medical delivery organizations. These include IT strategy and planning, electronic health record (EHR) implementation and optimization, and management consulting across a broad range of activities such as accountable care transformation, revenue cycle improvement, and support in meeting the U.S. Government’s meaningful use requirements necessary to obtain incentive payments from the government in connection with implementing EHR capability.

maxIT Healthcare has an extensive commercial customer base and has served more than 600 hospitals, hospital groups, physician practices and accountable care organizations (ACOs) in the U.S. and Canada. The company’s established expertise and knowledge within commercial hospitals and ambulatory clinics, as well as its exceptional reputation, will be combined with SAIC’s Vitalize Consulting Solutions (VCS) team, which SAIC acquired in 2011, bringing together some of the best consultants in the commercial healthcare industry. This combination creates the nation’s largest commercial consulting practice in EHR implementation and optimization services and enables the combined operations to better serve healthcare providers by helping them achieve their universal objectives – reduced healthcare costs, effective use of data to make more informed decisions, and improved patient care.

The combination of maxIT Healthcare with VCS also strengthens SAIC’s capabilities to provide EHR implementation and integration services to its strong base of Federal healthcare customers as they increasingly migrate toward the incorporation of commercial off the shelf (COTS) EHR applications. As both commercial and Federal healthcare providers begin to fully extract value from their EHR solutions, SAIC is well positioned to leverage its service offerings in systems integration and interoperability, health sciences and advanced data analytics to assist providers in realizing the promise of personalization in delivering value based healthcare.

As a result of the acquisition, approximately 1,300 employees from maxIT Healthcare will join SAIC’s Health Solutions Business Unit (HSBU), led by Steve Comber. HSBU is a part of the Health, Energy and Civil Solutions Group, led by SAIC Group President Joe Craver.

“The maxIT Healthcare team brings significant capabilities and talent to SAIC, as well as an outstanding reputation with its customers for providing the highest level of service,” said Craver. “Combined with our acquisition of VCS, this deal enhances SAIC’s capabilities to address the nation’s challenge of rising healthcare costs, access to quality care, and the need to improve patient outcomes.”

“The combined strengths of maxIT, SAIC and VCS will be a significant differentiator in the healthcare IT market. We look forward to continued growth as part of the SAIC team, while maintaining flexibility to meet the ever-changing needs of the healthcare market,” said Mike Sweeney, president and CEO of maxIT Healthcare.

Parker Hinshaw, maxIT Healthcare founder, added, “We share so much already with the SAIC team – high ethical values and culture, financially sound business practices, and most importantly, our passion for making a significant difference in one of the most important industries in the world, healthcare.”

The acquisition is expected to close in August 2012, subject to customary closing conditions, including expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. At closing, SAIC will pay approximately $473 million, subject to adjustment, from cash on hand to acquire maxIT Healthcare. In addition, SAIC expects to pay up to $20 million to maxIT Healthcare shareholders after receipt of certain tax refunds following closing.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The Company’s approximately 40,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of approximately $10.6 billion for its fiscal year ended January 31, 2012. For more information, visit http://www.saic.com/. SAIC: From Science to Solutions®

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Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2012, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:           Melissa Koskovich

(703) 676-6762

koskovichm@saic.com